Exhibit 5.1

August 3, 2007

First Busey Corporation

201 W. Main Street

Urbana, Illinois  61801

Re:	First Busey Corporation
Form S-8 Registration Statement
(1934 Act File No. 0-15950)

Ladies and Gentlemen:

We have acted as counsel for First Busey Corporation (“First Busey”), in connection with the registration statement on Form S-8 (the “Registration Statement”) of First Busey which is being filed with the Securities and Exchange Commission (the “Commission”) on or about August 3, 2007 covering 3,137,769 shares of First Busey’s Common Stock, $0.001 par value (the “Common Stock”), issuable to qualifying directors and employees of First Busey and its subsidiaries under the Main Street Trust, Inc. 2000 Stock Incentive Plan (the “Plan”).

As such counsel, we have examined the Restated Articles of Incorporation and By-laws of First Busey, the Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Common Stock have been, or will be when issued, properly signed by authorized officers of First Busey or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made by representatives of the Company and Main Street Trust, Inc.  We have assumed the current accuracy and completeness of the information obtained from such documents and representations.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based on the foregoing, we are of the opinion that, when authorized but unissued shares of Common Stock issuable to qualifying directors and employees under the Plan have been issued and delivered pursuant to and as provided by the Plan, such shares of Common Stock will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by First Busey with the Commission.

Respectfully submitted,

/S/ CHAPMAN AND CUTLER LLP